Exhibit 99.1

For Immediate Release: October 16, 2014

Bridge Capital Holdings Reports Financial Results

For the Third Quarter and Nine Months Ended

September 30, 2014

Conference Call and Webcast Scheduled for Thursday, October 16, 2014 at

5:00 p.m. Eastern Time

San Jose, CA – October 16, 2014 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the third quarter and nine months ended September 30, 2014.

The Company reported net income of $5.4 million for the three months ended September 30, 2014, representing an increase of $1.2 million, or 27%, from $4.3 million for the quarter ended June 30, 2014, and representing an increase of $1.0 million, or 23%, from net income of $4.4 million for the same period one year ago.

For the quarter ended September 30, 2014, the Company reported earnings per diluted share of $0.35, compared with $0.27 for the quarter ended June 30, 2014 and $0.29 for the quarter ended September 30, 2013.

The Company reported net income of $13.4 million for the nine months ended September 30, 2014, representing an increase of $3.7 million, compared to net income of $9.7 million for the same period one year ago. For the nine months ended September 30, 2014, the Company reported earnings per diluted share of $0.86, compared to $0.64 for the nine months ended September 30, 2013.

For the quarter ended September 30, 2014, the Company’s return on average assets and return on average equity were 1.29% and 12.11%, respectively, and compared to 1.07% and 9.98%, respectively, for the quarter ended June 30, 2014 and 1.20% and 11.16%, respectively, for the same period in 2013. For the nine months ended September 30, 2014, the Company’s return on average assets and return on average equity were 1.12% and 10.44%, respectively, and compared to 0.92% and 8.43%, respectively, for the same period in 2013.

“During the third quarter, our strong balance sheet growth, continued improvement in credit quality, stable net interest margin, and improving operating leverage resulted in the highest level of quarterly net income in the history of the Company,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings. “Our focus on later-stage companies with proven revenue streams and strong collateral to support their borrowing continues to produce solid growth in our balance sheet without any erosion in asset quality or net interest margin. We are getting significant contributions from all of our major lending groups, especially technology and corporate banking, which is resulting in good diversification and granularity within our loan portfolio. For the first nine months of 2014, our return on average assets has improved to 1.12% and our return on average equity has improved to 10.44%, which reflects the increasing earnings power of our model as we continue to build scale.”

Third Quarter Highlights

Third quarter 2014 results, compared to second quarter 2014 (unless otherwise noted), reflected strong performance across most areas of the Company’s business and included the following:

•	Total revenue of $25.0 million for the third quarter of 2014 represented an increase of $1.8 million, or 8%, from the prior quarter. Net interest income of $20.5 million for the third quarter of 2014 compared to $19.2 million for the second quarter of 2014. Non-interest income of $4.5 million for the third quarter of 2014 compared to $4.0 million for the second quarter of 2014.

•	Net interest margin increased to 5.05% for the quarter ended September 30, 2014, compared to 5.03% for the second quarter of 2014.

•	Total assets grew to $1.76 billion at September 30, 2014, with loans continuing to comprise 74% of the average earning asset mix. Total deposits were $1.54 billion at September 30, 2014, which included demand deposits of $1.07 billion.

•	Loan growth continued to be strong, particularly in the commercial lending portfolio. Gross loans reached $1.22 billion at September 30, 2014, representing an increase of $38.9 million, or 3%, compared to gross loans of $1.18 billion at June 30, 2014. Average loan balances increased by $56.5 million, or 5%, to $1.19 billion for the third quarter of 2014, compared to $1.13 billion for the quarter ending June 30, 2014.

•	Allowance for credit losses represented 1.84% of total gross loans and 268.67% of nonperforming loans at September 30, 2014, compared to 1.96% of total gross loans and 179.18% of nonperforming loans at June 30, 2014. The provision for credit losses of $1.0 million for the third quarter of 2014 was attributable to strong growth in the loan portfolio and charge-offs primarily related to one technology credit. Net charge-offs were $1.7 million for the period ended September 30, 2014, compared to net charge-offs of $1.0 million for the quarter ended June 30, 2014.

•	Nonperforming assets decreased by $4.5 million to $8.4 million, or 0.48% of total assets, at September 30, 2014, compared to $12.9 million, or 0.79% of total assets, at June 30, 2014.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 14.37%, Tier I Capital Ratio was 13.12%, and Tier I Leverage Ratio was 11.69% at September 30, 2014.

Net Interest Income and Margin

Net interest income of $20.5 million for the quarter ended September 30, 2014 represented an increase of $1.3 million, or 7%, compared to $19.2 million for the quarter ended June 30, 2014, and an increase of $2.7 million, or 15%, compared to $17.8 million for the quarter ended September 30, 2013. The increase in net interest income from the prior quarter and same period in the prior year was primarily attributable to an increase in average earning assets as a result of loan growth, combined with a decrease in non-performing loans, and a slightly higher level of loan related fees. Average earning assets of $1.61 billion for the quarter ended September 30, 2014 increased $75.7 million, or 5%, compared to $1.53 billion for the quarter ended June 30, 2014, and increased $200.0 million, or 14%, compared to $1.41 billion for the same quarter in 2013. Loan fee amortization for the quarter ended September 30, 2014 was $3.7 million, compared to $3.5 million for the quarter ended June 30, 2014, and $3.4 million for the quarter ended September 30, 2013.

For the nine months ended September 30, 2014, net interest income of $57.7 million represented an increase of $7.8 million, or 16%, from $49.9 million for the nine months ended September 30, 2013, and was primarily attributed to an increase in average earning assets as a result of loan growth and excess liquidity generated from deposit growth, combined with a decrease in non-performing loans and a higher level of loan related fees. Average earning assets of $1.54 billion for the nine months ended September 30, 2014 increased $202.5 million, or 15%, compared to $1.34 billion for the same period one year ago. Loan fee amortization for the nine months ended September 30, 2014 was $10.0 million compared to $8.2 million for the same period ended September 30, 2013.

The Company’s net interest margin for the quarter ended September 30, 2014 was 5.05%, compared to 5.03% for the quarter ended June 30, 2014, and 5.01% for the same period one year earlier. The increase in net interest margin compared to the quarters ended June 30, 2014 and September 30, 2013 was primarily due to a more favorable balance sheet mix. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 81.7% during the three months ended September 30, 2014, compared to an average of 81.5% for the quarter ended June 30, 2014, and an average of 76.9% for the same period of 2013. The negative impact of reversal or foregone interest due to nonperforming assets was 4 and 6 basis points in the third and second quarter of 2014, respectively, compared with 9 basis points in the third quarter one year earlier.

The Company’s net interest margin for the nine months ended September 30, 2014 was 5.00%, compared to 4.97% for the same period one year ago. The increase in net interest margin from the prior year was primarily due to a more favorable balance sheet mix and increased loan fees. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 81.4% during the nine months ended September 30, 2014, compared with 78.6% for the same period of 2013. The impact on the net interest margin from increased loan fees for the nine months ended September 30, 2014 compared to the same period one year ago was 4 basis points. The negative impact of reversal or foregone interest due to nonperforming assets was 3 basis points for the first nine months of 2014 compared to 7 basis points for same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarters ended September 30, 2014, June 30, 2014, and September 30, 2013 was $4.5 million, $4.0 million, and $2.7 million, respectively.

The increase in non-interest income of $555,000 during the third quarter of 2014 compared to the second quarter of 2014 was primarily attributed to an increase in warrant income. The increase in non-interest income of $1.8 million during the third quarter of 2014 compared to the same period one year earlier was primarily attributed to an increase in gains on sales of SBA loans and an increase in warrant income. For the quarters ended September 30 and June 30, 2014, the Company recorded gains on sales of SBA loans of $1.1 million, compared to $253,000 for the same period ended September 30, 2013. Service charges on deposits were $951,000 during the third quarter of 2014 compared to $978,000 in the second quarter of 2014, and $926,000 during the same period one year earlier. Warrant income increased during the quarter ended September 30, 2014 to $941,000 from $232,000 in the prior quarter, and $234,000 during the same period last year. The Company recognized $717,000 in international fee income during the quarter ended September 30, 2014, compared to $801,000 for the prior quarter, and $632,000 for the same period one year earlier. Additionally, $381,000 in Visa interchange/fee income was recognized during the third quarter of 2014, compared to $368,000 during the prior quarter and $246,000 for the same period during the prior one year earlier. Finally, the Company recognized $155,000 in SBA loan servicing income during the current quarter compared to $180,000 during the prior quarter compared to $146,000 for the same period in 2013.

Non-interest income for the nine months ended September 30, 2014 and 2013 was $11.3 million and $10.4 million, respectively. The primary drivers for the increase in non-interest income of $879,000 was an increase in warrant income of $818,000, an increase in gains on sales of SBA loans of $475,000, an increase in Visa interchange/fee income of $402,000 and an increase in international fee income of $339,000, offset by a decrease in gains on securities of $799,000 and a decrease in gains on sales of OREO of $472,000.

Net interest income and non-interest income comprised total revenue of $25.0 million for the three months ended September 30, 2014, compared to $23.2 million for the three months ended June 30, 2014 and $20.5 million for the same period one year earlier. For the nine months ended September 30, 2014, total revenue of $69.0 million represented an increase of $8.7 million, or 15%, from $60.3 million for the nine months ended September 30, 2013.

Non-Interest Expense

Non-interest expense was $14.8 million for the quarter ended September 30, 2014, compared to $14.7 million for the quarter ended June 30, 2014, and $13.2 million for the quarter ended September 30, 2013. Overall, the increase in non-interest expenses reflects the Company’s investments in new initiatives and personnel to support future growth.

Salary and benefits expense for the quarter ended September 30, 2014 was $9.6 million, compared to $9.4 million and $8.4 million for the quarters ended June 30, 2014 and September 30, 2013, respectively. For the nine months ended September 30, 2014, salary and benefits expense was $28.0 million compared to $24.1 million for the same period in 2013. The increases in salary and benefits expense for the current quarter compared to the prior quarter are primarily related to an increase in headcount to support growth. The increase in salary and benefits expense for the current period compared to the same period in the prior year is primarily related to an increase in headcount to support growth and new initiatives, combined with annual salary increases necessary to remain competitive in the Company’s core markets and increased incentive compensation related to the strong performance of the Company in the current year. As of September 30, 2014 and June 30, 2014, the Company employed 250 and 242 full-time equivalents (FTE), respectively, compared to 230 FTE at September 30, 2013.

Marketing expense for the quarter ended September 30, 2014 was $722,000, compared to $671,000 and $859,000 for the quarters ended June 30, 2014 and September 30, 2013, respectively. Over the past several years, the Company increased marketing investments to raise the level of its brand visibility. To leverage this increased brand visibility, The Company continues to fund marketing and sales initiatives to accelerate demand for its customized banking solutions.

“Other real estate owned” and loan-related charges were $443,000 for the quarter ended September 30, 2014, compared to $297,000 and $274,000 for the quarters ended June 30, 2014 and September 30, 2013, respectively. The increase in charges from prior quarter and prior year was primarily related to the successful resolution of a non-performing credit.

Regulatory assessments related to FDIC insurance for deposit balances totaled $329,000 for the quarter ended September 30, 2014, compared to $323,000 for the quarter ended June 30, 2014 and $375,000 for the same period one year ago. Regulatory assessments fluctuate depending on asset size and other factors, including credit quality.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 59.12%, 63.39%, and 64.18% for the quarters ended September 30, 2014, June 30, 2014, and September 30, 2013, respectively.

Balance Sheet

Bridge Capital Holdings reported total assets at September 30, 2014 of $1.76 billion, compared to $1.63 billion at June 30, 2014 and $1.47 billion on the same date one year ago. The increase in total assets of $132.9 million, or 8%, from June 30, 2014 was driven by an increase in fed funds sold, and increases in the loan portfolio and investment securities.

The Company reported total gross loans outstanding at September 30, 2014 of $1.22 billion, which represented an increase of $38.9 million, or 3%, over $1.18 billion at June 30, 2014, and an increase of $205.8 million, or 20%, over $1.01 billion at September 30, 2013. The increase in total gross loans from June 30, 2014 was primarily attributable to the growth in commercial, construction and real estate loans, partially offset by a decrease in factoring and asset-based loans. The increase in loans from September 30, 2013 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending portfolio, partially offset by a decrease in factoring and asset-based loans.

The Company’s total deposits were $1.54 billion as of September 30, 2014, which represented an increase of $115.5 million, or 8%, compared to $1.42 billion at June 30, 2014 and an increase of $257.4 million, or 20%, compared to $1.28 billion at September 30, 2013. The increase in deposits from June 30, 2014 and September 30, 2013 was primarily attributable to growth in non-interest bearing demand deposit accounts and a modest increase in money market and savings accounts.

Demand deposits represented 69.5% of total deposits at September 30, 2014, compared to 68.8% at June 30, 2014 and 64.7% for the same period one year ago. Core deposits represented 97.9% of total deposits at September 30, 2014, compared to 97.6% at June 30, 2014 and 96.2% at September 30, 2013.

Credit Quality

Nonperforming assets were $8.4 million, or 0.48% of total assets, as of September 30, 2014, compared to $12.9 million, or 0.79% of total assets, as of June 30, 2014, and $15.6 million, or 1.06% of total assets, at September 30, 2013. The nonperforming assets at September 30, 2014 consisted of loans on nonaccrual or 90 days or more past due totaling $8.4 million and OREO valued at $23,000.

Nonperforming loans at September 30, 2014 were comprised of loans with legal contractual balances totaling approximately $12.3 million reduced by $648,000 received in non-accrual interest and impairment charges of $3.3 million which have been charged against the allowance for credit losses.

Nonperforming loans were $8.4 million, or 0.68% of total gross loans, as of September 30, 2014, compared to $12.9 million, or 1.09% of total gross loans, as of June 30, 2014, and $15.5 million, or 1.53% of total gross loans, at September 30, 2013. The decrease in non-performing loans from prior quarter was primarily attributable to the restructuring and performance upgrade of one real estate relationship.

The carrying value of OREO was $23,000 as of September 30, and June 30, 2014, and was $31,000 at September 30, 2013.

The allowance for loan losses was $22.4 million, or 1.84% of total loans, at September 30, 2014, compared to $23.1 million, or 1.96% of total loans, at June 30, 2014, and $21.0 million, or 2.07% of total loans, at September 30, 2013. The provision for credit losses was $1.0 million for the third quarter of 2014, compared to $1.5 million for the quarter ended June 30, 2014. There was no provision for credit losses for the same period one year ago.

The Company charged-off $2.2 million in loan balances during the three months ended September 30, 2014, compared to $1.3 million charged-off during the three months ended June 30, 2014, and $1.7 million charged-off during the three months ended September 30, 2013.

During the three months ended September 30, 2014, the Company recognized $523,000 in loan recoveries compared to $222,000 and $2.2 million, respectively, in loan recoveries for the three months ended June 30, 2014 and September 30, 2013.

Capital Adequacy

The Company’s capital ratios at September 30, 2014 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 14.37%, a Tier I Risk-Based Capital Ratio of 13.12%, and a Tier I Leverage Ratio of 11.69%. Additionally, the Company’s tangible common equity ratio at September 30, 2014 was 10.31% and book value per common share was $11.33, representing an increase of $0.40, or 3.6%, from $10.93 at June 30, 2014 and an increase of $1.38, or 13.9%, from $9.94 at September 30, 2013.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 866-235-9918 from the United States, or 412-902-4104 from outside the United States and asking to be joined to the “Bridge Capital Holdings” conference call. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through October 24, 2014, by dialing 877-344-7529 from the United States, or 412-317-0088 from outside the United States, and entering access code 10054018. A webcast replay will be available for at least 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Recognized by The Findley Reports as a Super Premium Performing Bank, and designated "Superior" by BauerFinancial and IDC, Bridge Bank is a full-service professional business bank, and preferred SBA lender, founded in the highly competitive climate of Silicon Valley in 2001. From the very beginning, our goal has been to offer small-market and middle-market businesses from across many industries a better way to bank. We provide a surprisingly broad range of financial solutions, enabling us to meet our clients' varied needs across all stages — from inception to IPO and beyond. It's how we go about doing so that differentiates us from our competition. Bridge Bank's product offering includes growth capital, equipment and working capital credit facilities and treasury management solutions, along with a full line of international products and services and financing secured by domestic, government and foreign receivables. Learn more at the new www.bridgebank.com. Follow us @BridgeBank.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

- Financial Tables Follow -

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended			Nine months ended
	09/30/14	06/30/14	09/30/13	09/30/14	09/30/13

INTEREST INCOME
Loans	$19,459	$18,192	$16,906	$54,698	$47,303
Federal funds sold	94	84	103	256	215
Investment securities	1,469	1,494	1,410	4,464	4,265
Other	-	1	-	2	1
Total interest income	21,022	19,771	18,419	59,420	51,784

INTEREST EXPENSE
Deposits	255	276	369	869	1,074
Other	273	268	267	810	806
Total interest expense	528	544	636	1,679	1,880

Net interest income	20,494	19,227	17,783	57,741	49,904
Provision for credit losses	1,000	1,500	-	3,000	6,050
Net interest income after provision for credit losses	19,494	17,727	17,783	54,741	43,854

NON-INTEREST INCOME
Service charges on deposit accounts	951	978	926	2,845	2,720
International Fee Income	717	801	632	2,279	1,940
Gain on sale of SBA loans	1,080	1,113	253	2,406	1,931
Other non-interest income	1,787	1,088	899	3,734	3,794
Total non-interest income	4,535	3,980	2,710	11,264	10,385

OPERATING EXPENSES
Salaries and benefits	9,589	9,414	8,393	28,018	24,108
Premises and fixed assets	1,207	1,225	1,051	3,670	3,030
Other	4,000	4,073	3,708	11,867	10,761
Total operating expenses	14,796	14,712	13,152	43,555	37,899

Income before income taxes	9,233	6,995	7,341	22,450	16,340
Income tax expense	3,802	2,728	2,914	9,036	6,649

NET INCOME	$5,431	$4,267	$4,427	$13,414	$9,691

EARNINGS PER SHARE
Basic earnings per share	$0.37	$0.29	$0.31	$0.91	$0.67
Diluted earnings per share	$0.35	$0.27	$0.29	$0.86	$0.64
Average common shares outstanding	14,812,197	14,778,624	14,450,150	14,746,404	14,429,649
Average common and equivalent shares outstanding	15,574,795	15,545,090	15,231,454	15,531,792	15,140,979

PERFORMANCE MEASURES
Return on average assets	1.29%	1.07%	1.20%	1.12%	0.92%
Return on average equity	12.11%	9.98%	11.16%	10.44%	8.43%
Efficiency ratio	59.12%	63.39%	64.18%	63.12%	62.86%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	09/30/14	06/30/14	03/31/14	12/31/13	09/30/13

ASSETS
Cash and due from banks	$31,921	$33,796	$30,799	$23,958	$31,439
Federal funds sold	146,675	82,635	123,724	162,379	116,640
Interest-bearing deposits	326	326	326	326	326
Investment securities	319,201	295,205	281,527	307,378	281,741
Loans:
Commercial	712,113	664,806	628,190	585,559	537,822
SBA	113,146	116,862	117,967	106,406	106,383
Real estate construction	78,445	70,232	62,360	51,518	43,289
Land and land development	15,659	16,658	13,554	13,572	12,576
Real estate other	134,463	130,000	129,447	122,063	128,445
Factoring and asset-based lending	162,198	176,101	187,319	192,783	178,901
Other	3,720	6,146	5,923	5,730	6,541
Loans, gross	1,219,744	1,180,805	1,144,760	1,077,631	1,013,957
Unearned fee income	(4,211)	(3,845)	(4,701)	(4,727)	(4,441)
Allowance for credit losses	(22,439)	(23,116)	(22,665)	(21,944)	(20,969)
Loans, net	1,193,094	1,153,844	1,117,394	1,050,960	988,547
Premises and equipment, net	3,697	3,587	2,850	2,081	1,856
Accrued interest receivable	5,236	4,323	4,390	4,323	4,088
Other assets	59,957	53,457	55,428	52,707	49,357
Total assets	$1,760,107	$1,627,173	$1,616,438	$1,604,112	$1,473,994

LIABILITIES
Deposits:
Demand noninterest-bearing	$1,055,815	$970,941	$981,406	$954,727	$819,784
Demand interest-bearing	13,886	8,373	8,404	11,115	9,213
Money market and savings	437,432	410,565	384,364	391,310	403,916
Time	32,065	33,833	41,782	48,940	48,909
Total deposits	1,539,198	1,423,712	1,415,956	1,406,092	1,281,822

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Accrued interest payable	7	8	9	10	10
Other liabilities	21,870	12,521	15,189	17,736	17,907
Total liabilities	1,578,602	1,453,768	1,448,681	1,441,365	1,317,266

SHAREHOLDERS' EQUITY
Common stock	116,525	114,053	113,081	112,714	112,120
Retained earnings	65,360	59,929	55,662	51,946	46,926
Accumulated other comprehensive income /(loss)	(380)	(577)	(986)	(1,913)	(2,318)
Total shareholders' equity	181,505	173,405	167,757	162,747	156,728
Total liabilities and shareholders' equity	$1,760,107	$1,627,173	$1,616,438	$1,604,112	$1,473,994

CAPITAL ADEQUACY
Tier I leverage ratio	11.69%	11.74%	11.71%	11.61%	11.84%
Tier I risk-based capital ratio	13.12%	12.74%	12.51%	12.70%	13.76%
Total risk-based capital ratio	14.37%	14.00%	13.76%	13.96%	15.01%
Total equity/ total assets	10.31%	10.66%	10.38%	10.15%	10.63%
Book value per common share	$11.33	$10.93	$10.58	$10.26	$9.94

Outstanding shares	16,026,119	15,868,525	15,854,180	15,859,098	15,763,343

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended September 30,
	2014			2013
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,188,397	6.50%	$19,459	$980,165	6.84%	$16,906
Federal funds sold	118,034	0.32%	94	152,809	0.27%	103
Investment securities	301,915	1.93%	1,469	275,360	2.03%	1,410
Other	326	0.00%	-	326	0.00%	-
Total interest earning assets	1,608,672	5.18%	21,022	1,408,660	5.19%	18,419

Noninterest-earning assets:
Cash and due from banks	27,473			27,024
All other assets (3)	38,900			30,176
TOTAL	$1,675,045			$1,465,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,519	0.04%	$1	$9,141	0.04%	$1
Money market and savings	415,537	0.20%	206	419,842	0.28%	301
Time	32,149	0.59%	48	49,918	0.53%	67
Other	22,092	4.90%	273	17,744	5.97%	267
Total interest-bearing liabilities	479,297	0.44%	528	496,645	0.51%	636

Noninterest-bearing liabilities:
Demand deposits	997,820			795,452
Accrued expenses and other liabilities	19,981			16,381
Shareholders' equity	177,947			157,382
TOTAL	$1,675,045			$1,465,860

Net interest income and margin		5.05%	$20,494		5.01%	$17,783

(1)	Loan fee amortization of $3.7 million and $3.4 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $23.2 million and $21.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended September 30,			Three months ended June 30,
	2014			2014
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,188,397	6.50%	$19,459	$1,131,856	6.45%	$18,192
Federal funds sold	118,034	0.32%	94	115,636	0.29%	84
Investment securities	301,915	1.93%	1,469	285,180	2.10%	1,494
Other	326	0.00%	-	326	1.23%	1
Total interest earning assets	1,608,672	5.18%	21,022	1,532,998	5.17%	19,771

Noninterest-earning assets:
Cash and due from banks	27,473			26,574
All other assets (3)	38,900			34,786
TOTAL	$1,675,045			$1,594,358

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,519	0.04%	$1	$9,541	0.04%	$1
Money market and savings	415,537	0.20%	206	390,699	0.22%	217
Time	32,149	0.59%	48	42,233	0.55%	58
Other	22,092	4.90%	273	17,527	6.13%	268
Total interest-bearing liabilities	479,297	0.44%	528	460,000	0.47%	544

Noninterest-bearing liabilities:
Demand deposits	997,820			946,964
Accrued expenses and other liabilities	19,981			15,981
Shareholders' equity	177,947			171,413
TOTAL	$1,675,045			$1,594,358

Net interest income and margin		5.05%	$20,494		5.03%	$19,227

(1)	Loan fee amortization of $3.7 million and $3.5 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $23.2 million and $22.8 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Nine months ended September 30,
	2014			2013
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,134,802	6.44%	$54,698	$953,235	6.63%	$47,303
Federal funds sold	115,596	0.30%	256	114,876	0.25%	215
Investment securities	293,264	2.04%	4,464	273,048	2.09%	4,265
Other	326	0.82%	2	323	0.41%	1
Total interest earning assets	1,543,988	5.15%	59,420	1,341,482	5.16%	51,784

Noninterest-earning assets:
Cash and due from banks	26,869			25,833
All other assets (3)	35,089			35,251
TOTAL	$1,605,946			$1,402,566

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,213	0.03%	$2	$9,943	0.03%	$2
Money market and savings	398,417	0.24%	702	403,523	0.29%	875
Time	39,225	0.56%	165	48,993	0.53%	196
Other	22,454	4.82%	810	19,652	5.49%	807
Total interest-bearing liabilities	469,309	0.48%	1,679	482,111	0.52%	1,880

Noninterest-bearing liabilities:
Demand deposits	947,059			750,911
Accrued expenses and other liabilities	17,810			15,840
Shareholders' equity	171,768			153,704
TOTAL	$1,605,946			$1,402,566

Net interest income and margin		5.00%	$57,741		4.97%	$49,904

(1)	Loan fee amortization of $10.0 million and $8.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.

(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.8 million and $20.3 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	09/30/14	06/30/14	03/31/14	12/31/13	09/30/13

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$23,116	$22,665	$21,944	$20,969	$20,470
Provision for credit losses, quarterly	1,000	1,500	500	-	-
Charge-offs, quarterly	(2,200)	(1,271)	(465)	(850)	(1,660)
Recoveries, quarterly	523	222	686	1,825	2,159
Balance, end of period	$22,439	$23,116	$22,665	$21,944	$20,969

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$8,352	$12,901	$11,835	$15,115	$15,533
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	8,352	12,901	11,835	15,115	15,533
Other real estate owned	23	23	23	31	31
Nonperforming assets	$8,375	$12,924	$11,858	$15,146	$15,564

Loans restructured and in compliance with modified terms	10,363	5,502	5,535	5,569	5,652
Nonperforming assets and restructured loans	$18,738	$18,426	$17,393	$20,715	$21,216

Nonperforming Loans by Asset Type:
Commercial	$2,602	$2,740	$59	$452	$95
SBA	3,439	1,962	1,746	1,738	1,770
Construction	-	-	-	-	-
Land	-	-	-	4	5
Other real estate	1,868	6,882	7,159	7,290	7,549
Factoring and asset-based lending	443	1,317	2,871	5,631	6,114
Other	-	-	-	-	-
Nonperforming loans	$8,352	$12,901	$11,835	$15,115	$15,533

ASSET QUALITY
Allowance for credit losses / gross loans	1.84%	1.96%	1.98%	2.04%	2.07%
Allowance for credit losses / nonperforming loans	268.67%	179.18%	191.51%	145.18%	135.00%
Nonperforming assets / total assets	0.48%	0.79%	0.73%	0.94%	1.06%
Nonperforming loans / gross loans	0.68%	1.09%	1.03%	1.40%	1.53%
Net quarterly charge-offs / gross loans	0.14%	0.09%	-0.02%	-0.09%	-0.05%